Exhibit 99.2

Archer Daniels Midland Company 4666 Faries Parkway Decatur, Ill. 62526

ADM to End Commercial Alliance with Metabolix

DECATUR, Ill., Jan. 12, 2012 – Archer Daniels Midland Company (NYSE: ADM) announced today that ADM Polymer Corporation, a wholly owned subsidiary of ADM, will end its commercial alliance with Metabolix, Inc. on February 8, 2012. As a result of this decision, Telles LLC, the sales and marketing commercial alliance created to commercialize Mirel™, a biobased plastic, will be dissolved, and Mirel production on behalf of Telles will end. Under the terms of their commercial alliance, ADM Polymer Corporation may provide PHA fermentation services for Metabolix during a three-year period following termination.

“We have analyzed our business portfolio, identifying areas that are not delivering sufficient results now or are not expected to deliver sufficient results within a reasonable timeframe,” said Mark Bemis, president, Corn. “We have had a good working relationship with Metabolix, and the fermentation technology performed well at our facility. Unfortunately, uncertainty around projected capital and production costs, combined with the rate of market adoption, led to projected financial returns for ADM that are too uncertain. Therefore, we have decided to exit the business as permitted by the commercial alliance agreement with Metabolix.”

ADM Polymer has been producing Mirel at ADM’s integrated corn processing complex facility in Clinton, Iowa. There are currently approximately 90 full-time ADM Polymer employees at the Clinton polymer plant; in addition, there are a small number of ADM employees supporting the Telles sales and marketing efforts in Europe. ADM is currently evaluating the impact on staffing, and will make decisions on its needs as quickly as possible. For colleagues whose positions are affected, the company will offer severance packages, including outplacement services, and there may be opportunities for them to apply for positions at Clinton or other ADM facilities.

As a result of the change in circumstances and its decision to terminate the commercial alliance, ADM is evaluating other commercially viable uses for the fermentation assets in Clinton, but has not yet made any firm decision on alternative uses. As a result, ADM will record a one-time pretax charge in its second quarter of between $300 million and $360 million, primarily for impairment of the related production assets. ADM anticipates the cash portion of the total charge to be less than $5 million.

About ADM

For more than a century, the people of Archer Daniels Midland Company (NYSE: ADM) have transformed crops into products that serve vital needs. Today, 30,000 ADM employees around the globe convert oilseeds, corn, wheat and cocoa into products for food, animal feed, industrial and energy uses. With more than 265 processing plants, 400 crop procurement facilities, and the world’s premier crop transportation network, ADM helps connect the harvest to the home in more than 160 countries. For more information about ADM and its products, visit www.adm.com.

Archer Daniels Midland Company

Media Relations

Jessie McKinney

media@adm.com

217-424-5413